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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
FLAG Telecom
Willem Baralt, Group Treasurer
+44 20 7317 0837
irelations@flagtelecom.com

Jane Windsor
+44 20 7317 0813
jwindsor@flagtelecom.com

FLAG TELECOM COMPLETES REDEMPTION OF INDENTURE NOTES

Outstanding Debt Reduced by 55%

London, UK — August 26, 2003. FLAG Telecom, a leading provider of international wholesale network transport and communications services to carriers, ISPs, content providers and other broadband operators, today announced that it has completed the redemption of all series of Notes issued under the Indenture of October 9, 2002 for a discounted redemption value of approx $36.66 million, including all accrued but unpaid interest. With this redemption the Company has reduced its total outstanding debt by 55% to approximately $35m.

Alex Gersh, CFO, FLAG Telecom, commented "This redemption removes a number of material operational and financial restrictions, which will help us continue to focus on our stated goals of improving shareholder value and strengthening our balance sheet. This transaction is expected to result in net interest expense saving of approx US$1.3M in 2003 and US$3.8M in 2004."

About FLAG Telecom

FLAG Telecom Group Limited (OTC: FTGLF.PK) has an established customer base of more than 180 leading operators, including all of the top ten international carriers. FLAG owns and manages an extensive optical fibre network spanning four continents and connecting key business markets in Asia, Europe, the Middle East and the USA. FLAG also owns and operates a low latency global MPLS based IP network, which connects most of the world's principal international Internet exchanges. FLAG offers a focused range of global products, including global bandwidth, IP, Internet, Ethernet and Co-location services. Recent news releases and further information are on FLAG Telecom's website at: www.flagtelecom.com.

Forward-looking Statements

Statements contained in this Press Release that are not historical facts may be "forward-looking" statements as the term is defined in the Private Securities Litigation Reform Act of 1995. To identify these forward-looking statements look for words like "believes", "expects", "may", "will", "should", "seeks", "intends", "plans", "projects", "estimates", or "anticipates" and similar words and phrases. These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve our objectives, to continue to focus on our stated goals of improving shareholder value and strengthening our balance sheet and to achieve the expected net interest expense saving. More detailed information about these risks is contained in our Annual Report on the Form 10-Q for the period ended June 30, 2003 filed with the Securities and Exchange Commission. We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.

www.flagtelecom.com

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FLAG TELECOM COMPLETES REDEMPTION OF INDENTURE NOTES
Outstanding Debt Reduced by 55%